Exhibit 99.01

For Release on April 23, 2003

2:00 p.m. Pacific Time

For Information Contact:

Laurie H. Alire

Varian, Inc.

650.424.5225

laurie.alire@varianinc.com

VARIAN, INC. REPORTS HIGHER REVENUES AND PROFITS

FOR THE SECOND QUARTER OF FISCAL YEAR 2003

PALO ALTO, Calif. — Varian, Inc. (Nasdaq: VARI) today reported sales for the second quarter of fiscal 2003 of $204.6 million, up 7.5% from the $190.3 million reported for the second quarter of fiscal 2002. Net earnings in the second quarter of fiscal 2003 rose to $13.9 million, or $0.40 diluted earnings per share, compared to $11.6 million, or $0.33 diluted earnings per share, in the second quarter of fiscal 2002. The earnings for the second quarter of the prior year included an in-process R&D charge of $0.9 million resulting from an acquisition during that quarter.

The improved results for the second quarter of fiscal 2003 were primarily driven by higher sales in the Scientific Instruments segment and improved operating margins in the Electronics Manufacturing segment.

Results by Segment

Scientific Instruments revenues for the second quarter of fiscal 2003 rose 13.7% to $135.5 million compared to $119.1 million in the second quarter of the prior year. The solid growth in segment sales resulted primarily from good demand for new products introduced over the past year, particularly those for life science applications. In fact, the segment achieved a significant milestone during the first six months of fiscal 2003, deriving about one-half of its revenues from life-science targeted products. In comparison, when Varian, Inc. became an independent company four years ago, only about 30% of the segment’s revenues came from life sciences.

Scientific Instruments operating profit margin for the second quarter of fiscal 2003 was 10.7%. The segment’s profitability was negatively impacted by dilution resulting from the January 31, 2003 acquisition of the non-clinical, drugs of abuse testing business of Roche Diagnostics Corporation for approximately $22 million in cash. Varian, Inc. expects the acquisition to become accretive in the fourth fiscal quarter of 2003.

Vacuum Technologies revenues of $28.2 million rose 3.3% in the second quarter of fiscal 2003 compared to revenues of $27.3 million in the second quarter of fiscal 2002. The increase was primarily due to higher sales into life science applications. Vacuum Technologies’ operating profit margin of 11.9% for the second fiscal quarter of 2003 was impacted by increased R&D spending, higher than normal legal fees, and workforce reduction costs.

Electronics Manufacturing revenues were $40.9 million in the second quarter of fiscal 2003, down 6.8% from revenues of $43.9 million in the second quarter of fiscal 2002. Sales declined as several customers slowed their order rates during the quarter, seemingly in response to the uncertain impact of world events. The operating profit margin for Electronics Manufacturing was 12.2% in the second quarter of fiscal 2003, primarily as a result of operational efficiencies.

Outlook

“Varian, Inc.’s core strategy of moving more products into various life science applications continues to pay off,” said Allen J. Lauer, Chairman and Chief Executive Officer. “Almost half of the company’s revenues came from these more profitable, faster growing areas. Again this quarter, our global distribution system demonstrated its critical role in the company’s progress by allowing our businesses to quickly address fluctuating market opportunities in various key countries.

“For the third quarter, diluted earnings per share should be between $0.38 and $0.42. For the second half of the fiscal year, diluted earnings per share are expected to be in the $0.84 to $0.85 range, which is consistent with previous guidance.”

Varian, Inc. will be holding a conference call with securities analysts and investors tomorrow, April 24, 2003, at 7:00 a.m. Pacific time. Interested investors are invited to listen to the call by going to www.varianinc.com, clicking on the Corporate tab at the top of the screen, and selecting Investor Relations.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including those relating to: our expectation that the acquisition from Roche Diagnostics will become accretive in the fourth fiscal quarter of 2003; our core strategy of moving more products into life science applications; and expected diluted earnings per share for the third quarter and the second half of the fiscal year. These forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause the company’s actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. Those risks and uncertainties include, but are not limited to, the following: whether we will succeed in new product development, commercialization, performance, and acceptance, particularly in life science applications; whether we can achieve continued growth in sales in life science applications; risks arising from the timing of shipments, installations, and the recognition of revenues on leading-edge NMR systems; whether we will see renewed demand for vacuum products and contract electronics manufacturing; competitive products and pricing; economic conditions in the company’s product and geographic markets; whether we will see continued and timely delivery of key raw materials and components by suppliers; foreign currency fluctuations that could adversely impact revenue growth and earnings; whether we will see sustained or improved market investment in capital equipment; whether we will be able to successfully integrate acquired businesses; whether we will see reduced demand from customers that operate in cyclical industries; whether government funding for research might decline; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. We disclaim any intent or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise.

Varian, Inc. (Nasdaq: VARI) is a major supplier of scientific instruments, vacuum technologies, and specialized contract electronics manufacturing services. These businesses serve a broad range of life science and industrial customers worldwide. The company manufactures in 15 locations in North America, Europe, and the Pacific Rim and employs some 4,300 people. Varian, Inc. had fiscal year 2002 sales of $780 million. Additional information about Varian, Inc. is available at www.varianinc.com.

VARIAN, INC. AND SUBSIDIARY COMPANIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF EARNINGS

(In thousands, except per share amounts)

	Fiscal Quarter Ended		Six Months Ended
	Mar. 28, 2003	Mar. 29, 2002	Mar. 28, 2003	Mar. 29, 2002
Sales	$204,614	$190,331	$400,357	$374,571
Cost of sales	126,330	120,131	245,683	234,670

Gross profit	78,284	70,200	154,674	139,901

Operating expenses
Sales and marketing	34,489	31,976	68,175	62,924
Research and development	11,088	9,601	21,962	18,619
General and administrative	11,434	8,678	23,014	18,491
Purchased in-process research and development	—	890	—	890

Total operating expenses	57,011	51,145	113,151	100,924

Operating earnings	21,273	19,055	41,523	38,977
Interest expense, net	193	455	620	799

Earnings before income taxes	21,080	18,600	40,903	38,178
Income tax expense	7,180	7,017	14,316	14,065

Net earnings	$13,900	$11,583	$26,587	$24,113

Net earnings per diluted share	$0.40	$0.33	$0.76	$0.69

Diluted shares outstanding	34,888	34,922	34,966	34,750

VARIAN, INC. AND SUBSIDIARY COMPANIES

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET

(In thousands, except par value amounts)

	Mar. 28, 2003	Sept. 27, 2002
ASSETS

Current assets
Cash and cash equivalents	$92,270	$65,145
Accounts receivable, net	172,352	168,958
Inventories	126,890	116,252
Deferred taxes	30,814	30,644
Other current assets	16,663	16,084

Total current assets	438,989	397,083
Property, plant, and equipment, net	110,562	105,871
Goodwill	125,459	115,922
Intangible assets, net	18,228	12,153
Other assets	3,482	3,575

Total assets	$696,720	$634,604

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Notes payable	$2,494	$—
Current portion of long-term debt	3,057	3,321
Accounts payable	58,918	52,086
Deferred profit	21,955	20,952
Accrued liabilities	141,932	122,819

Total current liabilities	228,356	199,178
Long-term debt	36,698	37,635
Deferred taxes	8,243	8,191
Other liabilities	10,326	9,879

Total liabilities	283,623	254,883

Stockholders’ equity
Preferred stock—par value $.01, authorized—1,000 shares; issued—none	—	—
Common stock—par value $.01, authorized—99,000 shares; issued and outstanding—33,834 shares at Mar. 28, 2003 and 33,951 shares at Sept. 27, 2002	247,316	251,904
Retained earnings	171,006	144,419
Accumulated other comprehensive loss	(5,225)	(16,602)

Total stockholders’ equity	413,097	379,721

Total liabilities and stockholders’ equity	$696,720	$634,604

VARIAN, INC. AND SUBSIDIARY COMPANIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

(In thousands)

	Six Months Ended
	Mar. 28, 2003	Mar. 29, 2002
Cash flows from operating activities
Net earnings	$26,587	$24,113
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,330	9,730
(Gain) loss on disposition of property, plant, and equipment	(16)	66
Purchased in-process research and development	—	890
Tax benefit from stock option exercises	515	—
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	2,629	5,353
Inventories	(4,442)	238
Other current assets	2,001	352
Other assets	113	413
Accounts payable	5,510	(1,997)
Deferred profit	906	(252)
Accrued liabilities	16,772	(9,403)
Other liabilities	443	(321)

Net cash provided by operating activities	62,348	29,182

Cash flows from investing activities
Proceeds from sale of property, plant, and equipment	324	312
Purchase of property, plant, and equipment	(9,985)	(10,399)
Purchase of businesses, net of cash acquired	(22,728)	(48,871)

Net cash used in investing activities	(32,389)	(58,958)

Cash flows from financing activities
Net issuance (repayment) of debt	981	(2,837)
Repurchase of common stock	(8,074)	—
Issuance of common stock	2,971	4,097
Net transfers to Varian Medical Systems, Inc.	(466)	(2,201)

Net cash used in financing activities	(4,588)	(941)

Effects of exchange rate changes on cash and cash equivalents	1,754	(395)

Net increase (decrease) in cash and cash equivalents	27,125	(31,112)
Cash and cash equivalents at beginning of period	65,145	59,879

Cash and cash equivalents at end of period	$92,270	$28,767

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